Exhibit 99.2

STRATEX OIL & GAS HOLDINGS, INC. PROVIDES UPDATE FOLLOWING ACQUISITION

OF RICHFIELD OIL & GAS COMPANY

FOR IMMEDIATE RELEASE

SALT LAKE CITY, UT (Marketwired) 12/3/14 – Stratex Oil & Gas Holdings, Inc. (OTCQB: STTX) ("Stratex" or the "Company") provided an update today with respect to the Company’s recent acquisition of Richfield Oil & Gas Company (“Richfield”). As previously announced, pursuant to an Agreement and Plan of Merger dated May 6, 2014 (as amended, the “Merger Agreement”), effective December 1, 2014, Richfield became a wholly-owned subsidiary of Stratex, and all outstanding shares of Richfield common stock are to be exchanged for an equal number of shares of the Company’s common stock. For further details on the Merger Agreement, please see the Company’s Current Report on Form 8-K, filed today with the Securities and Exchange Commission.

Commencing December 1, 2014, Stratex moved our headquarters to 175 S. Main, Suite 900, Salt Lake City, Utah 84111. Our phone number is (801) 519-8500.

By combining the complimentary asset portfolios of Stratex and Richfield, the Company will benefit from drilling program optimization, the elimination of duplicative expenses from operating Richfield as a publicly reporting company, as well as economies of scale relative to field operations. The acquisition also greatly enhances Stratex’s overall acreage position to 109,982 gross acres (27,270 net acres), and expands our present Kansas footprint and adds enormous world class upside potential in a new core area in Utah. Stratex also plans to continue to develop its scalable acreage in south Texas.

Stratex is now well positioned to enhance our drilling program into 2015 and beyond. This drilling program will be heavily weighted towards lower risk and development cost primarily in Kansas and Texas. The Company will also continue participating in a new Utah shale play in order to ramp cash flow organically through the drillbit. Our portfolio of projects will be strictly IRR driven.

Stratex will also continue to focus on prospective acquisitions in proved producing basins, in order to augment and further accelerate growth, and optimize capital allocation. Stratex’s management strongly believes that the Company is well situated to participate in far greater upside potential in the form of a larger and better capitalized entity, with a much broader portfolio of projects, and greater access to capital in order to execute our strategy. Stratex’s management is confident that it can extract significant incremental value embedded within the Company’s high quality asset base.

Richfield’s independent reserve report dated April 4, 2013 which includes only its Kansas proved reserves, will augment Stratex’s reserves, with additional proved reserves PV10 totaling $28.9 million (1,869,000 BOE, of which oil represents 96%), as of December 31, 2013. Richfield’s proved and probable PV10 totaled $109.0 million as of December 31, 2013, thus highlighting the increased liquids-based upside of our combined Kansas properties. It is very important to note that no reserves attributable to our Utah or Texas properties were included in this reserve report. Stratex’s management strongly believes that near and longer term drilling in Texas, and especially Utah, could prove up vast and highly economic crude oil reserves.

Stratex recently commenced the drilling of an initial 4 well program with respect to our Joint Development Agreement (“JDA”) with Eagle Oil & Gas Co., in Ford County, Kansas. The scalable JDA covers approximately 35,000 gross acres. The first 2 wells are presently being completed and we expect the next 2 wells to be drilled by yearend 2014. We anticipate meaningful production and proved reserves will be attributable to our JDA with Eagle during calendar 2015.

Stratex now has a stronger balance sheet and significantly higher net book value, with which the Company intends to optimize and exploit our development programs in both Kansas and south Texas. Combined with more streamlined operating efficiencies, this should also enhance capital formation efforts.

Proforma production currently totals 164 gross BOE/D and 139 net BOE/D. Stratex is actively transitioning into a production based mode from a leasehold acquisition mode. The Company has accumulated a significant and highly prospective multi-zone acreage position, with a multi-year drilling inventory in south Texas, Kansas and Utah, and is now poised to commence active drilling in order to ramp organic production, mostly via lower risk recompletion, rework and new drilling opportunities in south Texas and Kansas.

Management is particularly excited about what we believe to be the “company making” potential of our two prospectively massive projects in Utah. We believe our highly proprietary acreage there represents an unusual opportunity, notably for a company of our present size, to participate in what could well be a world class emerging shale development play, as well as a world class conventional exploration project. Stratex intends to leverage its upside via the establishment of joint venture drilling relationships and AMIs in order to balance and optimize future capital expenditures.

In September 2014, the Company elected to participate in the drilling of a well designated as the Moroni 11M1102 Well in Sanpete County, Utah. The well is located within the Company's Independence Prospect. The Company currently owns a 3.0% WI in 20,000 acres in the Independence Project and in the Moroni 11M1102 Well. This well is operated by Whiting Oil & Gas Corporation, and is currently in the drilling stage.

Stratex’s new land position contained within the Company’s Utah HUOP Freedom Trend prospect covers the largest identified underlined structure in the Central Utah Overthrust play. Similar to the two massive discoveries in 2003 (Covenant Field) and 2008 (Providence Field) by the Wolverine Gas & Oil/Occidental Petroleum consortium, we believe our "on trend" properties have the potential for a world class discovery in three stacked oil charged Navajo sandstone formations. The Freedom Trend prospect is in the Mississippian oil migration pathway. It is important to note that the Covenant and Providence fields together likely constitute one of the largest series of conventional discoveries in the Lower 48 over the past 40 years.

Stephen Funk, CEO, stated, “We will now focus our combined efforts to concentrate on increasing near term production, notably from lower risk locations in Kansas and south Texas, and streamlining internal operating efficiencies. Management is particularly excited regarding what we feel is enormous upside potential in Utah.”

Alan Gaines, Chairman of Stratex, stated, "Stratex now has a stronger balance sheet and significantly higher net book value, with which the Company intends to optimize and fast forward development, as well as exploit our significant and strategic acreage position in both of our proprietary Utah plays. On a going forward basis, the acquisition should strengthen our capital formation efforts. The Board of Directors is committed to the enhancement of shareholders' value."

About Stratex Oil & Gas Holdings, Inc.

Stratex Oil & Gas Holdings, Inc. is an independent energy company focused on the acquisition and subsequent organic exploitation and development of primarily crude oil properties in Texas and Kansas, as well as two proprietary and distinct projects in Utah, which include a massive shale development play and a world class exploration project, located along the Utah/Wyoming Overthrust. The Company also owns smaller operated and non-operated working interests in North Dakota, Utah and Montana. Stratex is fully committed to the creation of long term value for all of its stakeholders. For more information visit: www.stratexoil.com.

Forward Looking Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Such forward-looking statements involve known and unknown risks and uncertainties, including risks associated with the Company's ability to obtain additional capital in the future to fund planned expansion, the demand for oil and natural gas, general economic factors, competition in the industry and other factors that could cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations Contact

Derek Gradwell

SVP Natural Resources

MZ Group North America

Phone: 5122706990

Email: dgradwell@mzgroup.us

Web: www.mzgroup.us